Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS FOURTH QUARTER 2025
FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATES

Pivotal sotagliflozin milestones on schedule including resubmission of NDA in T1D and enrollment of SONATA study for HCM

Positive End-of-Phase 2 meeting with FDA for pilavapadin confirms Phase 3 readiness and supports ongoing partnership discussions

Strengthened financial position with more than $100 million in additional cash from capital raise and Novo Nordisk milestone payment

Conference call and webcast at 8:30 am ET

The Woodlands, Texas, March 5, 2026 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months and year ended December 31, 2025, and provided an update on key corporate milestones and accomplishments.

“The fourth quarter of 2025 marked the completion of an incredible year for Lexicon,” said Mike Exton, Ph.D., Lexicon’s chief executive officer and director. “We made substantial progress on all aspects of the business by advancing our pipeline programs, establishing strong development and commercialization agreements with leading global collaborators, working closely with regulators, and remaining operationally efficient. As a result, we have begun 2026 with tremendous momentum and are well-positioned to successfully execute on multiple important catalysts ahead.”

Scott Coiante, Lexicon’s senior vice president and chief financial officer, further commented, “Over the past year, we have pulled multiple levers to strengthen our financial position and extend our cash runway to support our robust clinical development pipeline. Our recent capital raise and milestone payment received from Novo Nordisk resulted in more than $100 million in additional cash in February 2026, which together with our rigorous expense discipline in 2025, provides the financial footing needed to support our pipeline programs.”

Fourth Quarter 2025 Business and Pipeline Highlights

Cardiometabolic

Sotagliflozin
Sotagliflozin is an oral inhibitor of sodium-glucose cotransporter types 1 and 2 (SGLT1 and SGLT2) and has been studied in approximately 20,000 patients across multiple cardiometabolic indications. Sotagliflozin is commercially available in the U.S. for heart failure as INPEFA®.

Hypertrophic Cardiomyopathy (HCM)
•Enrollment continues in SONATA-HCM, a pivotal Phase 3 placebo-controlled study with a targeted enrollment of 500 patients with obstructive or nonobstructive HCM.
•Lexicon has completed the initiation of 130 sites in 20 countries across the United States, Europe and Latin America.
•The study has surpassed 50 percent enrollment and Lexicon continues to expect enrollment completion in mid-2026, with topline results in the first quarter of 2027.

Type 1 Diabetes (T1D) (ZYNQUISTA®)
•Lexicon remains focused on bringing ZYNQUISTA to market for glycemic control in adults with T1D, a patient population which has not benefitted from a new treatment mechanism since the discovery of insulin.
•Based on U.S. Food and Drug Administration (FDA) feedback, Lexicon remains on track for potential New Drug Application (NDA) resubmission and regulatory approval in 2026 if the patient exposure and safety data requirements identified by the FDA are achieved by STENO1, a third-party funded, investigator-initiated study of sotagliflozin being conducted by the STENO Diabetes Center (Denmark).

Viatris License for All Indications Ex-U.S. and Ex-Europe
•Lexicon continues to support licensee Viatris in its regulatory filing and commercial strategy for sotagliflozin outside of the U.S. and Europe and in 2025 shipped the first commercial product to the United Arab Emirates, the first country to obtain approval outside of the U.S.
•Viatris submitted applications for regulatory approval in several other markets in 2025, including Canada, Australia and New Zealand, and preparations are underway by Viatris for regulatory submissions in additional ex-U.S. and ex-European markets throughout 2026.

LX9851 for Obesity and Associated Cardiometabolic Disorders
LX9851 is a first-in-class, non-incretin, oral, small molecule inhibitor of acyl-CoA synthetase 5 (ACSL5) in development by Novo Nordisk for obesity and weight management.

•All Investigational New Drug (IND) application-enabling activities were completed by Lexicon in 2025.
•In February 2026, the company received a $10 million milestone payment from Novo Nordisk, with potential for up to $20 million in additional milestone payments in 2026.
•Under the terms of Lexicon’s exclusive license agreement with Novo Nordisk, Lexicon received an upfront payment of $45 million in April 2025 and is eligible to receive up to an aggregate of $1 billion in upfront and development, regulatory and sales milestone payments. Lexicon is also eligible for tiered royalties on net sales of LX9851.

Pain

Pilavapadin (LX9211) for Diabetic Peripheral Neuropathic Pain (DPNP)
Pilavapadin is an orally delivered, small molecule drug candidate for the treatment of DPNP, among other potential indications. Pilavapadin has the potential to be the first oral, non-opioid drug therapy approved in neuropathic pain in more than 20 years.

•Lexicon and the FDA held a successful End-of-Phase 2 meeting in the fourth quarter of 2025. The FDA raised no objections to the advancement of pilavapadin into Phase 3 development, which would include two placebo-controlled, 12-week, two arm registrational studies comparing the 10 mg daily dose to placebo. The primary endpoint of the Phase 3 studies would be the change in average daily pain score (ADPS) from baseline to Week 12.
•Lexicon continues to hold partnership discussions to maximize the global potential of this investigative therapy.

Fourth Quarter 2025 Financial Highlights

Revenues: Total revenues were $5.5 million and $49.8 million for the quarter and year ended December 31, 2025, respectively. Revenues for the fourth quarter of 2025 include $4.3 million of licensing revenue from the Novo Nordisk agreement and net sales of INPEFA of $1.1 million.

Revenues for the year ended December 31, 2025, include $45 million of licensing revenue from the Novo Nordisk agreement and $4.6 million of net sales of INPEFA.

Total revenues for the fourth quarter and full year 2024 include the upfront payment of $25 million received upon entering into the Viatris license agreement and net sales of INPEFA of $1.6 million and $6.0 million, respectively.

Research and Development (R&D) Expenses: Research and development expenses for the fourth quarter of 2025 decreased to $11.3 million from $26.7 million in 2024. Full-year 2025 research and development expenses decreased to $61.1 million from $84.5 million in 2024, primarily reflecting lower external research expense on our PROGRESS clinical trial partially offset by increased investment in the SONATA Phase 3 clinical trial.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the fourth quarter of 2025 decreased to $8.8 million from $32.3 million in 2024. Full-year 2025 selling, general and administrative expenses decreased to $37.3 million from $143.1 million in 2024. The decrease in 2025 reflects lower costs resulting from the Company’s strategic repositioning in late 2024 and the significantly reduced marketing and promotional efforts for INPEFA in 2025.

Net Loss: Net loss for the fourth quarter of 2025 was $15.5 million, or $0.04 per share, compared to a net loss of $33.8 million, or $0.09 per share, in the corresponding period in 2024. Net loss for the full year 2025 was $50.3 million, or $0.14 per share, compared to a net loss of $200.4 million, or $0.63 per share, in the corresponding period in 2024. For the fourth quarters of 2025 and 2024, net loss included non-cash, stock-based compensation expense of $2.8 million and $1.5 million, respectively and for the full years of 2025 and 2024, net loss included non-cash, stock-based compensation expense of $12.5 million and $13.5 million, respectively.

Cash, Investments, and Restricted Cash: As of December 31, 2025, Lexicon had $125.2 million in cash, investments and restricted cash, as compared to $238.0 million in cash and investments as of December 31,2024.

In February 2026, Lexicon received approximately $96.7 million of net proceeds from the sale of common and preferred stock and also received a $10 million milestone payment from Novo Nordisk.

Conference Call and Webcast Information
Lexicon management will hold a live conference call and webcast today at 8:30 am ET / 7:30 am CT to review its financial and operating results and to provide a general business update. A live audio webcast of the call can be accessed by visiting the Events page of the Company’s investor relations website at https://investors.lexpharma.com/. Participants who wish to ask a question may register here to receive dial-in numbers and a unique pin to join the call. An archived version of the webcast will be available on the website for 30 days.

About Lexicon Pharmaceuticals
Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Lexicon has a pipeline of drug candidates in discovery, preclinical, and clinical development in neuropathic pain, hypertrophic cardiomyopathy (HCM), obesity and metabolic disorders, and other cardiometabolic indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the commercialization of its approved products and the clinical development of regulatory filings for, and potential therapeutic and commercial potential of its other drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize its approved products, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its approved products and other drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$1,055	$1,550	$4,647	$6,001
Licensing revenue	4,302	25,000	45,000	25,000
Royalties and other revenue	136	4	156	80
Total revenues	5,493	26,554	49,803	31,081
Operating expenses:
Cost of sales	201	348	274	616
Research and development, including stock-based
compensation of $1,263, $1,106, $6,289 and $5,839, respectively	11,315	26,685	61,121	84,480
Selling, general and administrative, including stock-based
compensation of $1,572, $431, $6,228, and $7,660, respectively	8,757	32,258	37,319	143,102
Total operating expenses	20,273	59,291	98,714	228,198
Loss from operations	(14,780)	(32,737)	(48,911)	(197,117)
Interest and other expense	(2,031)	(3,858)	(8,339)	(15,579)
Interest income and other, net	1,281	2,829	6,909	12,293
Net loss	$(15,530)	$(33,766)	$(50,341)	$(200,403)

Net loss per common share, basic and diluted	$(0.04)	$(0.09)	$(0.14)	$(0.63)

Weighted average common shares outstanding,
basic and diluted	363,428	361,492	363,053	320,031

	As of	As of
Consolidated Balance Sheet Data	December 31, 2025	December 31, 2024
(In thousands)
Cash and investments	$96,230	$237,957
Restricted cash	29,000	—
Property and equipment, net	1,863	2,484
Goodwill	44,543	44,543
Total assets	184,987	298,420
Current portion of long-term debt	4,595	—
Long-term debt, net	49,408	100,298
Accumulated deficit	(2,017,583)	(1,967,242)
Total stockholders' equity	107,538	145,950

For Investor and Media Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com